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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          --------------------------

                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                       Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): November 28, 2001


                              ESENJAY EXPLORATION, INC.
             (Exact name of registrant as specified in its charter)



          DELAWARE                         0-80243               73-1421000
   (STATE OF INCORPORATION)      (COMMISSION FILE NUMBER)      (IRS EMPLOYER
                                                             IDENTIFICATION NO.)


                        500 NORTH WATER STREET, SUITE 1100 S.
                            CORPUS CHRISTI, TEXAS 78471
                       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                      (361) 883-7464
                 (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      (NOT APPLICABLE)
             (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


ITEM 5:  OTHER EVENTS AND REGULATION FD DISCLOSURE

                 ESENJAY RECAPS EXISTING HEDGE POSITIONS - NOTES
             COUNTERPARTIES ARE DEUTSCHE BANK AG - NEW YORK BRANCH AND
                                      TEXACO, INC.


Esenjay Exploration, Inc. currently has natural gas and oil hedges in place for periods of time extending through December 31, 2003. The counterparties to all of its existing hedges are either Deutsche Bank AG - New York Branch or Texaco, Inc. The counterparty is the entity which would be responsible for the payment of any amounts due to Esenjay pursuant to the hedges. Hedges in effect are summarized as follows:

- In the fourth quarter of 2001 Esenjay has natural gas hedges covering 13,000 MMbtu's per day at a minimum price of approximately $3.54 per MMbtu. This includes a 5,000 MMbtu per day hedge at $4.01 per MMbtu with Texaco, Inc. as the counterparty. It also

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     includes a collar arrangement with a $3.25 floor and a $4.00 cap.  The collar is for 8,000 MMbtu's per day of natural gas and the counterparty is Deutsche Bank AG - New York Branch.

- Esenjay has hedged 154 barrels of oil per day for the fourth quarter of 2001 at a price of $21.03 per barrel. The counterparty to this oil hedge is Deutsche Bank AG - New York Branch.

- Esenjay has calendar year 2002 hedges, which average 14,250 MMbtu's per day of natural gas production, at a minimum weighted average price of $3.09 per MMbtu. This is comprised of one hedge covering 6,500 MMbtu's per day of natural gas production at a hedge price of $2.90 per MMbtu. It is further comprised of a collar covering an average of 8,250 MMbtu's per day of natural gas production subject to the collar which has a floor of $3.25 per MMbtu and a ceiling of $4.00 per MMbtu. The counterparty for all of the 2002 hedges is Deutsche Bank AG - New York Branch.

- Esenjay's calendar year 2003 hedge position is for 4,500 MMbtu's of natural gas per day at a minimum weighted average price of $3.25 per MMbtu. These volumes are comprised of a collar arrangement covering volumes of 4,500 MMbtu's per day with a $3.25 floor and a $4.00 cap. The counterparty to all 2003 hedges is Deutsche Bank AG - New York Branch.


                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: NOVEMBER 28, 2001                ESENJAY EXPLORATION, INC.


                                       By: /s/ David B. Christofferson
                                          --------------------------------
                                          David B. Christofferson, Senior
                                          Vice President and General Counsel